Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262093,

No. 333-263880, No. 333-266583, No. 333-267502, No. 333-267913, No. 333-268497, and No. 333-269766) and Form S-8 (No. 333-266787, No. 333-267417, and No. 333-274113) of Mullen Automotive Inc., of our report dated January 13, 2023, relating to the consolidated financial statements of Mullen Automotive Inc. at and for the year ended September 30, 2022, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

January 16, 2024